Press Release

For Immediate Distribution

Darwin Closes $25 Million Three-year Credit Facility Administered for Lenders by JPMorgan Chase Bank, National Association

March 26, 2007 (FARMINGTON, Conn.)—Darwin Professional Underwriters, Inc. (Darwin) (NYSE: DR) today announced that it has signed and delivered a credit agreement, dated as of March 23, 2007 (the “Agreement”), to be administered for the lenders by JPMorgan Chase Bank, National Association, as administrative agent. JPMorgan Securities Inc. acted as sole bookrunner and sole lead arranger of the credit.

The Agreement provides for a three-year, $25 million revolving credit facility that can be drawn by Darwin for general corporate and strategic acquisition purposes. Darwin has agreed to pay a commitment fee of 0.25% per annum, and interest at an adjusted LIBO rate plus 1.125% per annum. Darwin’s senior vice president and chief financial officer, Jack Sennott, said: “The funding made available through this revolving credit facility creates increased liquidity for our holding company and allows us both to plan for organic growth and also to consider external opportunities that may surface in the future. We appreciate the work of JPMorgan in helping to put this funding in place for us.”

Important Information

Certain matters discussed in this release are forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the company’s outlook and other risks described in the company’s filings with the Securities and Exchange Commission (“SEC”), including the company’s May 2006 Registration Statement on Form S-1 and its Annual Report on Form 10-K for 2006. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

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About Darwin Professional Underwriters, Inc.

Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the specialty liability insurance market and underwrites D&O liability insurance for public and private companies, E&O liability insurance, and medical malpractice liability insurance. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (“DNA”), and Darwin Select Insurance Company (“Darwin Select”). DNA and Darwin Select have earned a financial strength rating of “A- (Excellent)” from A.M. Best Company. Darwin is traded on the NYSE Arca exchange under the ticker symbol, “DR.” The company became NYSE Arca’s first listed company with its initial public offering on May 19, 2006. For more information about Darwin, visit www.darwinpro.com.

Contact: Drake Manning, 860-284-1500 or dmanning@darwinpro.com

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